Exhibit 3.27

WHOLE FOODS MARKET CALIFORNIA, INC. WRITTEN CONSENT OF SHAREHOLDER Pursuant to the California Corporations Code and the Bylaws of Whole Foods Market California, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of California, the undersigned, being the sole shareholder of the Corporation, does hereby adopt and consent to the following resolutions: RESOLVED FURTHER. that Section 3.2 of the Bylaws of the Corporation is hereby amended to provide for the authorization of a single director and shall read as follows: The authorized number of Directors of the Corporation shall be one (1) or more. The exact number of Directors may be fixed within the limits specified in this Section 3.2 by a Bylaw duly adopted by the shareholders or by resolution of the Board of Directors. The minimum or maximum number of Directors provided in this Section 3.2 may be changed or a definite number fixed without provision for an indefinite number, by a Bylaw duly adopted by the affirmative vote of a majority of the outstanding shares entitled to vote. RESOLVED, that in order to better manage the business and affairs of the Corporation, a wholly owned subsidiary of Whole Foods Market, Inc., the current directors of the Corporation are hereby removed and John P. Mackey is hereby elected the sole director of the Corporation. The foregoing resolutions have not been amended or otherwise modified and such resolutions are in full force and effect. WHOLE FOODS MARKET, INC. EFFECTIVE: August 12, 1988 [ILLEGIBLE] By: Jonn P. Mackey Chairman of the Board

THE STATE OF TEXAS § § COUNTY OF TRAVIS § This instrument was acknowledged before me on January 27 , 1989 by John P. Mackey, Chairman of the Board of Whole Foods Market, Inc., a Texas corporation, on behalf of said corporation. My commission expires: Carol Hughes april 15, 1992 Notary Public State of Texas Notary’s name (printed): CAROL HUGHES 3463k